Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

Upcoming Events

- April 15th
  Tax Day
- April 24th
  Administrative Professionals Day
- April 26th
  Arbor Day
- May 12th
  Mother's Day
- May 27th
  Memorial Day
- June 16th
  Father's Day

HILLS BANK
Connection is here.

Hills Bancorporation

Shareholder Report
March 31, 2019

Board of Directors

- Michael S. Donovan
- Thomas J. Gill, D.D.S.
- Michael E. Hodge
- Emily A. Hughes
- James A. Nowak
- Theodore H. Pacha
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 505000
Louisville, KY 40233-5000
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
www.computershare.com/investor

A Message from our President and CEO Dwight O. Seegmiller

April 15, 2019

Dear Shareholder,

It has been a great quarter for Hills Bank and Trust Company, full of exciting announcements including the launch of our new brand and tagline.

Hills Bank Brand Refresh

As announced on the Annual Report cover last month, we introduced the new Hills Bank logo on April 2nd. The new logo uses an interwoven pattern to show how seriously we take our role in forging connections. We are retaining our blue and green color combination. The brighter, fresh green color is a nod to our continuing roots in agriculture and our commitment to preserving and protecting the environment.

We also revealed a new tagline – Connection is Here – representing the importance we place on connecting with our customers and our communities each and every day.

HILLS BANK
Connection is here.

Our logo is simply a visual identity of who we are, it's our people – our employees – who make the Hills Bank brand what it truly is by living and demonstrating our values in our daily interactions with our customers and with each other. WE are Hills Bank…and our sincere interest in the Human Connection is our brand.

Thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
President and CEO

Pictured below: Co-workers from our main office in Hills, Iowa gather to kick-off the launch day of the new Hills Bank logo and tagline on April 2nd and the Kalona office gets a new sign with the new logo.




Hills Bank

Connection is here.

Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman

Celebrating Spring and Agriculture

Agriculture is intertwined with the Bank's history, heritage, and values and remains an important part of our culture today. We enjoy celebrating spring and agriculture every year during the month of March. There were many great attractions for children in our offices during the month-long celebration. Penny Savers were able to do a double penny grab with a deposit of $5 or more, and after they made their deposit, they could predict which egg they thought would hatch first with our Lucky Egg Contest!





We also hosted Barnyard Days at our Washington, Coralville, Mount Vernon, Marion, and Cedar Rapids Blairs Ferry offices. These featured live farm animals and some other more exotic animals that customers could come to see and pet. Overall, it was another great year for Ag Month at Hills Bank. Thanks to everyone who helped at these different events!

Photos: (Above left), A friendly goat from barnyard day at our Coralville office. (Above right), A young attendee got to hold a baby chick. (Below), You'll notice we didn't fit just one tractor in the lobby of the Marion 7th Avenue office, but 2 tractors!


HILLS BANK
BMC

Hills Bancorporation
Selected Financial Highlights (*Unaudited**)

(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended 3/31/2019	Three Months Ended 3/31/2018
Quarter-End Balances:		
Total Assets	$3,227,865	$3,059,208
Investment Securities	323,917	299,941
Loans, Net of Allowance for Loan Losses	2,607,488	2,423,915
Deposits	2,596,892	2,441,777
Stockholders' Equity	340,780	314,518
Earnings Breakdown:		
Total Interest Income	$31,847	$28,031
Total Interest Expense	8,074	5,738
Net Interest Income	23,773	22,293
Total Non-Interest Income	5,239	5,628
Total Non-Interest Expense	16,038	15,256
Provision for Loan Losses	(1,246)	(765)
Income Before Income Taxes	14,220	13,430
Income Taxes	3,017	2,572
Net Income	11,203	10,858
Diluted Earnings Per Share	1.20	1.16

**Additional financial information can be found at www.hillsbank.com/securities-and-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $11.20 million or $1.20 per diluted share for the three months ended March 31, 2019, a 3.13% increase when compared to the $10.86 million or $1.16 per diluted share for the three months ended March 31, 2018. The improvement in earnings in 2019 is attributed to an increase in net interest income of $1.48 million resulting from increased loan growth. The Company experienced loan growth of 7.57% or $183.57 million, from $2.424 billion at March 31, 2018 to $2.607 billion at March 31, 2019.

Total assets of the Company increased to $3.228 billion at March 31, 2019, up from $3.059 billion as of March 31, 2018. Total equity amounted to $340.78 million at the end of the 1st quarter of 2019, and Hills Bancorporation remains well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.